On March 21, 2006, the Board of Directors determined not to retain Holtz Rubenstein Reminick
LLP ("HRR") as the Fund's Independent Registered Public
Accounting Firm. The Audit Committee of the Fund then submitted a recommendation to the Board of Directors to engage Briggs, Bunting & Dougherty,
LLP ("BBD") as the Fund's Independent Registered Public
Accounting Firm for the fiscal year
ended July 31, 2006.  HRR had served as the Fund's Independent
Registered Public Accounting
Firm for the year ended July 31, 2005. For the fiscal year ended July 31, 2005, HRR's audit reports contained no adverse opinion or disclaimer of opinion;
nor was their reports qualified as
to uncertainty, audit scope or accounting principles. Further, during the fiscal year ended July
31, 2005 there were no disagreements between the Fund and HRR on accounting principles or practices, financial statement disclosure or audit scope, which, if not resolved to the satisfaction of HRR, would have caused them to make reference to the disagreement in their reports.

During the two most recent fiscal years and through March 21, 2006, the date the Board of
Directors approved BBD as the Fund's auditor, the Fund did not consult BBD regarding either
(1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, or (2) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

The Fund provided HRR with a copy of these disclosures and has requested HRR to furnish the
Fund with a letter addressed to the Commission stating whether it agrees with the statements made by the Fund herein and, if not, detailing the particular statements with which it does not agree.


{W0143452; 1}